Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cyclacel Pharmaceuticals, Inc. of our report dated March 31, 2015 relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

New York, NY
June 22, 2015